EXHIBIT 7




                                CSW CREDIT, INC.
                              AFFILIATED COMPANIES
                            FACTORING EXPENSE SAVINGS
                        THREE MONTHS ENDED JUNE 30, 1998
                                   (thousands)


                            20%               5%
                           EQUITY           EQUITY           SAVINGS
                          ---------        ---------        ----------

CPL                         $2,451           $1,899              $552
PSO                          1,276              985               291
SWEPCO                       2,016            1,420               596
WTU                            904              690               214
                          ---------        ---------        ----------

TOTAL                       $6,647           $4,994            $1,653
                          =========        =========        ==========